Exhibit 4.10

Level 27, Exchange Tower
2 The Esplanade
Perth WA 6000 Australia

T +61 8 9404 9100 | F +61 8 9300 1338

Deed of Variation

between

Resolution Minerals Limited

ABN 99 617 789 732

(Company )

and

Oakley Capital Partners Pty Limited

ACN 6631 65839

(Oakley)

Table of contents

1	Definitions and Interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	2

2	Operation		3

3	Variations to the Corporate Advisory Mandate		3

4	Subject to this deed terms to remain in full force and effect		3
	4.1	Confirmation of Corporate Advisory Mandate	3
	4.2	Inconsistency	3

5	Miscellaneous		3
	5.1	Governing law and jurisdiction	3
	5.2	Costs	3
	5.3	Execution and delivery	4
	5.4	Further acts	4
	5.5	Execution of separate documents	4
	5.6	Variation	4
	5.7	Waivers	4

Deed of Variation

This deed is made on 23 July 2025

between	Resolution Minerals Ltd ABN 99 617 789 732 (Company) of Level 4, 29 King William Street Adelaide SA 5000

and	Oakley Capital Partners Pty Limited ACN 6631 65839 of Level 39, Aurora Place, 88 Philip Street, Sydney NSW 2000 (Oakley)

Recitals

A	The Company and Oakley are parties to the Mandates.

B	The parties wish to vary the terms of the Mandates in the manner set out in this deed.

Now it is covenanted and agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

The following words and expressions shall have the following meanings where used in this deed, unless the context otherwise requires:

Corporate Advisory Mandate means the letter from Oakley to the Company entitled “Corporate Advisory & Transactional Engagement” dated 29 November 2024 and executed by Oakley and the Company.

1.2	Interpretation

In the interpretation of this deed, the following provisions apply unless the context otherwise requires:

(a)	headings are inserted for convenience only and do not affect the interpretation of this deed;

(b)	an expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency;

(c)	where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning;

(d)	a word which indicates the singular also indicates the plural, a word which indicates the plural also indicates the singular, and a reference to a gender also indicates the other genders;

(e)	references to the word ‘include’ or ‘including’ are to be construed without limitation;

(f)	a reference to a party, clause or appendix is a reference to a party, clause or appendix of or to this deed;

Deed of Variation

(g)	a reference to a party to any document or agreement includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(h)	a reference to any document or agreement is to that document or agreement as amended, novated, supplemented or replaced from time to time; and

(i)	a provision of this deed must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this deed or the inclusion of the provision in this deed.

2	Operation

The parties agree that the variations to the Corporate Advisory Mandate set out in clause 3 have effect from the Commencement Date.

3	Variations to the Corporate Advisory Mandate

3.1	The parties agree to vary the Corporate Advisory Mandate by:

Adding the following paragraph to “Clause 2.1 A. (a)

Specifically in the events of:

i)	an Advisory Agreement being executed with Dominari Securities LLC and/or Revere Securities LLC, and being announced to ASX; and

ii)	upon an additional aggregate A$7m being raised by the Company from 23 July 2025, via debt or equity the Monthly Retainer amount increases to $50,000 per month, and a Success Fee of $250,000 in cash (or in shares if mutually agreed) will be payable to Oakley.

4	Subject to this deed terms to remain in full force and effect

4.1	Confirmation of Corporate Advisory Mandate

Subject to the variations made by this deed the terms and conditions of the Corporate Advisory Mandate remain in full force and effect.

4.2	Inconsistency

If there is any inconsistency between the provisions of this deed and the provisions of the Corporate Advisory Mandate, then the provisions of this deed prevail.

5	Miscellaneous

5.1	Governing law and jurisdiction

This deed shall be governed by and construed in accordance with the laws of the Commonwealth of Australia and the State of New South Wales. The parties irrevocably submit to the jurisdiction of the courts of the Commonwealth of Australia and New South Wales.

5.2	Costs

Each party must pay its own costs and expenses in relation to preparing, negotiating and executing this deed.

Deed of Variation

5.3	Execution and delivery

(a)	By executing this deed, a party intends:

(i)	to be immediately bound by this deed; and

(ii)	for such execution to constitute delivery of this deed to the other party.

(b)	Nothing in clause 5.3(a) of this deed should be taken to exclude any statutory or common law principle applicable to the proper execution and delivery of a deed.

5.4	Further acts

Each party must promptly execute all documents and do all things that the other party from time to time reasonably requests to effect, perfect or complete this deed.

5.5	Execution of separate documents

(a)	This deed is properly executed if each party executes either this document or an identical document. In the latter case, this deed takes effect when the separately executed documents are exchanged between the parties.

(b)	If this deed is undated, the date of this deed is the date of last execution by a party.

5.6	Variation

No variation of this deed will be of any force or effect unless it is in writing and signed by each party to this deed.

5.7	Waivers

(a)	A waiver of any right, power or remedy under this deed must be in writing signed by the party granting it. A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

(b)	The fact that a party fails to do, or delays in doing, something the party is entitled to do under this deed does not amount to a waiver.

Executed as a deed by Resolution Minerals Limited ABN 99 617 789 732 in accordance with section 127 of the Corporations Act 2001 (Cth):

Signed By:	Signed By:

/s/ Aharon Zaetz	/s/ Jarek Kopias
Name/Title:	Name/Title:
AHARON ZAETZ, DIRECTOR	JAREK KOPIAS, COMPANY SECRETARY

Executed as a deed by Oakley Capital
Partners Pty Limited ACN 6631 65839 in
accordance with section 127 of the
Corporations Act 2001 (Cth):

Signed By:

/s/ John Rawicki
Name/Title:
JOHN RAWICKI, DIRECTOR

Deed of Variation